Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Pebblebrook Hotel Trust:
     We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-173468) and the Registration Statement on Form S-8 (File No. 333-163168) of Pebblebrook Hotel Trust of our report dated June 3, 2011, with respect to the balance sheet of Viceroy Miami Hotel as of December 31, 2010, and the related statement of operations, owner’s equity in hotel and cash flows for the year then ended, which report appears in the Current Report on Form 8-K/A of Pebblebrook Hotel Trust dated June 3, 2011.
/s/ KPMG LLP
McLean, Virginia
June 3, 2011